ACE*COMM REPORTS 41% REVENUE GROWTH FOR THE SECOND QUARTER OF FISCAL 2006

-Company Achieves Third Consecutive Quarter of Profitability -

Corporate Highlights for the Quarter:

•	Reported revenues of $6.7 million for the quarter — a 41% increase over same quarter last year and 42% increase over the same six month period last year

•	Posted third consecutive quarter of profitability

•	Extended relationship with Saudi Telecom for second phase of NBI deployment

•	Signed new contract with world’s leading IP carrier for new service delivery platform with advanced rating capabilities

•	Secured contract to provide voice and IP billing mediation to leading Greek next-generation service provider, Vivodi

•	Completed Parent Patrol™ lab certification for North American regional carrier; market rollout expected in 1st quarter of calendar 2006

•	Received ‘Product of the Year’ award from Internet Telephony Magazine for NetPlus® VoIP capabilities

Gaithersburg, MD –February 8, 2006 – ACE*COMM Corporation (NASDAQ: ACEC), a global provider of network business intelligence and advanced operations support systems (OSS) solutions, today reported financial results for the quarter ended December 31, 2005, the second quarter of its 2006 fiscal year. The Company reported revenues of $6.7 million for the quarter, which compares to $4.8 million for the comparable quarter of fiscal year 2005. Net profit for the quarter was $347 thousand, or $0.02 per share, compared to a net profit of $176 thousand, or $0.01 per share, for the same quarter in the prior year.

For the six months, revenues were $13.4 million which compares to $9.4 million for the same six months period last year. Net profit for the six months ended December 31, 2005 was $446 thousand or $0.03 per share as compared to a net loss of $209 thousand or $0.02 per share in the same six months last year.

“ACE*COMM’s second quarter performance underscores the successes we have achieved to date with our reinvigorated growth strategy and the resilience of our organization,” said George T. Jimenez, CEO of ACE*COMM. “Our Network Business Intelligence™ suite is making gains in the carrier market, with the noteworthy expansion to a second phase of the contract with Saudi Telecom. As carriers become more aware that their networks are a major source of business information, we believe they will increasingly look to experienced companies like ACE*COMM for solutions that enable operational and business intelligence (BI) processes, and invest in BI with enterprise-wide initiatives. Our extensive experience with systems that operate at the edge of the network places us in an optimal position to capture market share for the evolving telecom BI market.”

“We are further delighted to have successfully completed customer site trials and testing for the deployment of our industry-leading Parent Patrol™ service control application that allows parents to manage children’s mobile phone usage. Our pipeline of opportunities remains strong, and we anticipate rolling out our first deployment of this patent-pending technology in North America in the near future,” continued Mr. Jimenez. “Market analysts forecast tremendous potential for growth in the mobile youth segment once innovative solutions — like Parent Patrol™ — are available to deal with parental concerns. Looking ahead, we expect market penetration rates for this technology to accelerate.”

Continued Mr. Jimenez: “Our ability to win significant business such as our major contract with Northrop Grumman for the US Air Force, stems from both our technical expertise and our success in joining forces with large industry players. We will expand this approach to all areas of our business. We continue to strengthen our relationship with Northrop Grumman, and other NetPlus® channel partners, to leverage our industry recognition and market success into additional contract opportunities.”

“Having delivered exceptional top-line growth in the first half of fiscal 2006 and continued profitability, ACE*COMM is demonstrating the earnings power of its business model,” said Steve Delmar, CFO of ACE*COMM. “Additionally, we still have opportunities to improve efficiencies across the Company, and are currently working to hone these and to more tightly integrate corporate functions.”

Earnings Call
ACE*COMM will host an earnings teleconference call this evening, February 8, 2006 at 5:30 pm, Eastern Standard Time, to discuss the second quarter results. To participate, please call 866-219-5885 (within the United States) or 703-639-1124 (outside the United States). When prompted, enter the ACE*COMM reservation number 851617. Internet users can hear a simultaneous live Webcast of the teleconference at http://acecomm.com or http://www.fulldisclosure.com. A taped replay of the call will be made available from the ACE*COMM Corporate Web Site after 8:30 pm, on Wednesday, February 8, 2006.

About ACE*COMM

ACE*COMM is a global provider of network business intelligence and advanced operations support systems (OSS) solutions for telecom service providers and enterprises. ACE*COMM’s solutions are applicable to a range of legacy through next-generation networks that include wired, wireless, voice, data, multimedia, and Internet communications networks. These solutions provide the analytical tools required to extract data from operating networks and correlate it with business data to produce business intelligence — insight customers use for asset recovery and revenue assurance, cost reduction, improved operational efficiency, acceleration of time-to-market for new services, and more effective customer care.

For over 20 years, ACE*COMM technology has been effectively deployed for more than 300 customers, spanning over 4000 installations in 70 countries worldwide. ACE*COMM-installed products are currently enabling the success of customers and partners such as Alcatel, AT&T, Cisco, General Dynamics, IBM, Level 3 Communications, Marconi, Motorola, Northrop Grumman, Siemens, and Unisys. Headquartered in the Washington, DC area, ACE*COMM has corporate offices in Australia, Canada, China, and the UK. ACE*COMM is a registered ISO 9001 quality standard company. For more information, visit www.acecomm.com.

ACE*COMM, and the ACE*COMM logo are registered trademarks, and ACE*COMM Network Business Intelligence and Parent Patrol are trademarks of ACE*COMM Corporation.

Except for historical information, the matters discussed in this news release include forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to: the failure of anticipated demand to materialize, delays or cancellations of orders due to various factors, including business and economic conditions in the U.S. and foreign countries; industry-wide slowdowns, any limitations on customers’ financial resources, the continued convergence of voice and data networks, the continuing success of the Company’s strategic alliances for product development and marketing, customer purchasing and budgetary patterns or lack thereof; pricing pressures and the impact of competitive products; the timely development and acceptance of new products; the Company’s ability to adequately support its operations, and other risks detailed from time to time in the Company’s Report on Form 10-Q and other reports filed with the Securities Exchange Commission.

Investor Relations Contacts:

Ms. Jody Burfening,
Managing Director & Principal,
Lippert/Heilshorn & Associates
jburfening@lhai.com
v. 212.838.3777 -

Mr. David Waldman,
Assistant Vice President,
Lippert/Heilshorn & Associates
dwaldman@lhai.com
v. 212.838.3777

ACE*COMM CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share amounts)

	December 31,	June 30,
	2005	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$991	$2,683
Accounts receivable, net	6,769	4,870
Inventories, net	915	532
Deferred contract costs	25	85
Prepaid expenses and other	755	601

Total current assets	9,455	8,771
Property and equipment, net	671	636
Goodwill	522	1,681
Acquired intangibles, net	1,156	2,001
Other non-current assets	932	478

Total assets	$12,736	$13,567

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$2,862	$2,332
Accounts payable	984	1,379
Accrued expenses	1,764	1,940
Accrued compensation	724	1,013
Deferred revenue	1,029	1,454

Total current liabilities	7,363	8,118
Long-term notes payable	34	72

Total liabilities	7,397	8,190

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized,
none issued and outstanding	—	—
Common stock, $.01 par value, 45,000,000 shares authorized,
17,439,029 and 16,694,330 shares issued and outstanding	174	167
Deferred compensation on restricted shares	(374)	—
Additional paid-in capital	34,797	34,808
Other accumulated comprehensive loss	(137)	(32)
Accumulated deficit	(29,121)	(29,566)

Total stockholders’ equity	5,339	5,377

Total liabilities and stockholders’ equity	$12,736	$13,567

ACE*COMM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Licenses and hardware	$3,196	$1,879	$6,651	$4,147
Services	3,541	2,899	6,771	5,290

Total revenue	6,737	4,778	13,422	9,437
Cost of licenses and hardware revenue	413	551	1,483	1,450
Cost of services revenue	1,688	1,421	3,300	2,667

Total cost of revenue	2,101	1,972	4,783	4,117
Gross profit	4,636	2,806	8,639	5,320
Selling, general, and administrative	3,341	2,279	6,158	4,621
Research and development	914	570	1,951	1,114

Income (loss) from operations	381	(43)	530	(415)
Interest expense	33	7	83	7
Gain from settlement of debt obligation	—	228	—	228

Income (loss) before income taxes	348	178	447	(194)
Income tax expense	1	2	1	15

Net income (loss)	$347	$176	$446	$(209)

Basic net income (loss) per share	$.02	$.01	$.03	$(.02)

Diluted net income (loss) per share	$.02	$.01	$.03	$(.02)

Shares used in computing net income (loss) per share:
Basic	16,886	13,787	16,814	13,777

Diluted	17,440	14,025	17,273	13,777